Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-177967) and (Form S-8 No. 333-171341) pertaining to the 2006 Stock Option and Grant Plan, as amended and the 2010 Stock Option and Incentive Plan of Aegerion Pharmaceuticals, Inc. of our reports dated March 15, 2012, with respect to the consolidated financial statements of Aegerion Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Aegerion Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

MetroPark, New Jersey

March 15, 2012